Exhibit 99.1

CONTACT:	Alexander C. Kinzler
President and Chief Operating Officer

Russell M. Gifford
Executive Vice President and Chief Financial Officer

Tel: (808) 531-8400

BARNWELL INDUSTRIES, INC. REPORTS RESULTS FOR THE QUARTER

AND NINE MONTHS ENDED JUNE 30, 2005 AND DECLARES CASH DIVIDEND

HONOLULU, HAWAII, August 12, 2005 — Barnwell Industries, Inc., (ASE-BRN) today reported net earnings of $874,000 ($0.30 per share - diluted) and $4,224,000 ($1.47 per share — diluted) for the three and nine months ended June 30, 2005, as compared to net earnings of $1,190,000 ($0.42 per share — diluted) and $7,840,000 ($2.81 per share — diluted) for the three and nine months ended June 30, 2004.

Mr. Morton H. Kinzler, Chairman and Chief Executive Officer of Barnwell, commented, “Net earnings for the quarter ended June 30, 2005 decreased from the prior year’s comparable quarter due to a $1,253,000 increase in stock appreciation rights expense resulting from a 25% increase in the market price of Barnwell’s stock during the current year’s quarter.  Additionally, the prior year’s comparable quarter net earnings included $200,000 of non-cash deferred tax benefits due to reductions in Alberta corporate income tax rates.

“Net earnings for the nine months ended June 30, 2005 decreased from the prior year’s comparable nine months as the prior year’s nine months included revenues of $6,980,000 due to the receipt of a closing payment on a real estate transaction in February 2004, and $1,740,000 of non-cash deferred tax benefits due to reductions in Canadian and Alberta corporate income tax rates.  Additionally, net earnings decreased from the prior year’s comparable nine months due to a $2,679,000 increase in stock appreciation rights expense resulting from a 185% increase in the market price of Barnwell’s stock during the current year’s nine months.

  “However, we are pleased to report increased revenues and higher operating profits generated by both our oil and natural gas segment and our contract drilling segment.  Oil and natural gas revenues increased $1,330,000 (21%) and $5,267,000 (31%) for the three and nine months ended June 30, 2005, respectively, due to increases in prices for all petroleum products and increases in natural gas production.  Additionally, contract drilling revenues increased $710,000 (76%) and $4,057,000 (207%) for the three and nine months ended June 30, 2005, respectively, due to an increase in water well drilling activity as compared to the same periods in the prior year.

“Cash flow generated by operations increased significantly to $11,946,000 in the current year’s nine month period from $5,807,000 in the previous year’s comparable nine months, an increase of $6,139,000.  The Company continued to invest much of its operating cash flows in oil and gas exploration and development, investing $11,654,000 during the nine months ended June 30, 2005, a 39% increase from the $8,396,000 invested during the nine months ended June 30, 2004.”

Barnwell Industries also announced today that its Board of Directors has declared a cash dividend of $0.06 per share, payable September 15, 2005, to stockholders of record on September 1, 2005.

In December 2004, Barnwell’s Board of Directors declared a two-for-one stock split in the form of a 100% stock dividend.  The shares were distributed on January 28, 2005 to all shareholders of record as of January 11, 2005.  All share and per share information in this press release have been adjusted to reflect the stock split for all periods presented.

Except for historical information contained herein, the statements made in this release constitute forward-looking statements that involve certain risks and uncertainties.  Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including those risks detailed in the Company’s Annual Report on Form 10-KSB for the fiscal year ended September 30, 2004 filed with the Securities and Exchange Commission.

COMPARATIVE OPERATING RESULTS

(Unaudited)

	Three months ended		Nine months ended
	June 30,		June 30,
	2005	2004	2005	2004

Revenues	$9,707,000	$7,570,000	$31,937,000	$29,700,000

Net earnings	$874,000	$1,190,000	$4,224,000	$7,840,000

Earnings
per share — basic	$0.32	$0.45	$1.56	$2.97

Earnings
per share — diluted	$0.30	$0.42	$1.47	$2.81

Weighted average common shares outstanding:
Basic	2,723,020	2,658,064	2,715,654	2,643,221

Diluted	2,893,612	2,816,148	2,871,772	2,790,180